MarketWise Reports Financial Results for Second Quarter 2022

~ Total Subscribers of 15.9 Million, Including 898 Thousand Paid Subscribers ~

~ Revenues of $128.0 Million ~

~ Billings of $117.5 Million ~

~ Net Income of $34.0 Million ~

~ Adjusted CFFO of $26.8 Million ~

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for second quarter 2022.

Second Quarter 2022 Key Performance Highlights
				YTD	YTD	YTD
(Unaudited)	2Q 2022	2Q 2021	% Change	2Q 2022	2Q 2021	% Change
Total Subscribers (in thousands)	15,871	12,965	22.4%
Paid Subscribers (in thousands)	898	994	(9.7)%
Total net revenue (in millions)	$128.0	$142.1	(9.9)%	$264.8	$261.8	1.1%
Billings (in millions)	$117.5	$185.1	(36.5)%	$253.5	$440.4	(42.4)%
ARPU	$580	$823	(29.5)%
Net income (loss) (in millions)	$34.0	$(8.4)	NM	$59.6	$(623.5)	NM
CFFO (in millions)	$26.8	$58.9	(54.5)%	$27.9	$151.2	(81.5)%
Adjusted CFFO (in millions)	$26.8	$59.4	(54.9)%	$27.9	$157.3	(82.3)%
Second Quarter 2022 Highlights(1)
▪Total net revenue was $128.0 million in second quarter 2022 compared to $142.1 million in second quarter 2021
▪Total Billings in second quarter 2022 was $117.5 million compared to $185.1 million in second quarter 2021; We believe the decrease is due in large part to reduced engagement of subscribers and potential subscribers, as external economic and geopolitical factors continued to impact investor uncertainty and delayed purchases in the quarter
▪Net income was $34.0 million in second quarter 2022 compared to a net loss of $8.4 million in second quarter 2021; the net loss in second quarter 2021 was primarily driven by $47.4 million in stock-based compensation expense which related to Class B units under MarketWise, LLC’s prior operating agreement which was terminated as a result of our go-public Transaction on July 21, 2021. For further information on stock-based compensation, see footnotes 1 and 2 to Table 1. Income Statement below
▪Cash flow from operations (“CFFO”) was $26.8 million in second quarter 2022 compared to $58.9 million cash inflow in second quarter 2021

▪CFFO margin was 20.9% in second quarter 2022 compared to 41.5% in second quarter 2021
▪Adjusted CFFO, a non-GAAP measure, was $26.8 million in second quarter 2022 compared to $59.4 million in second quarter 2021
▪Adjusted CFFO margin, a non-GAAP measure was 22.8% in second quarter 2022 compared to 32.1% in second quarter 2021
▪Deferred revenue was $701.1 million as of June 30, 2022 compared to $665.1 million as of June 30, 2021
▪Paid Subscribers were 898 thousand as of June 30, 2022 compared to 1.0 million as of June 30, 2021
▪Free Subscribers were 15.0 million as of June 30, 2022 compared to 12.0 million as of June 30, 2021
__________________
(1)    See “Key Business Metrics and Non-GAAP Financial Measures” below. For a reconciliation of Adjusted CFFO and Adjusted CFFO margin, see “Cash Flow” below.

Mark Arnold, Chief Executive Officer of MarketWise, commented, “The macroeconomic environment has been challenging for many companies, including companies like ours involved with the financial markets. As the markets declined sharply, many individual investors moved to the sidelines, and this continues to impact our business. Given this environment, we are focused on increasing profitability by driving revenue, managing our marketing spend, and reducing overhead where it’s appropriate.”
Mr. Arnold continued, “While our business has been impacted by the current operating environment, our focus on profitability and improvements in operating efficiency will help position us well once the current state of volatility passes and individual investors re-engage. We continue to produce positive cashflow and enjoy a strong and loyal following with subscribers, especially our long-term subscribers. We also continue to add analysts and content to provide best-in-class actionable financial research for our subscribers, all while maintaining a very strong balance sheet with over $150 million in cash and no debt. With the changes that we have made to our cost structure and the initiatives and opportunities I see in front of us, we are in a good position going forward.”

Cost Reduction Initiative
The Company initiated a cost reduction program in July 2022, targeting lowered total expenditures, both through a reduction in overhead, and through a reduction in direct marketing expense. In total, between our initial round of overhead cost cuts, and the second phase of overhead cost cuts, which is being identified now, we anticipate reducing overhead by an annualized amount of approximately $37 million, or 15% of 2022 budgeted overhead. Of this total amount, approximately 75% is from items that were in the March year-to-date run-rate of overhead. As a result of phase one of these overhead cuts, we would expect to see a reduction to the monthly run-rate of overhead costs of approximately $1.7 million beginning in July. As we complete phase two of the overhead cost cuts, we would expect to see the total reduction to the monthly run-rate of overhead costs approximate $2.5 million as we move into the fourth quarter. In addition to the reduction in overhead costs, given the current high CAC environment, we expect to spend $37 million less in direct marketing in the second half of 2022 as compared to the first half, which should result in a $6.2 million reduction to the monthly run-rate of direct marketing beginning in July. This represents an approximate 20% reduction to the annualized direct marketing spend originally expected.

Second Quarter 2022 Financial & Operational Results
Total net revenue decreased by $14.1 million, or 9.9%, to $128.0 million in second quarter 2022 compared to $142.1 million in second quarter 2021. The decrease in net revenue was primarily driven by a $13.6 million decrease in term subscription revenue.

Term subscription revenue decreased during second quarter 2022 primarily due to lower Billings as compared to the 2021 period — our second highest Billings quarter ever — which was driven by reduced engagement of subscribers and potential subscribers in the 2022 period, as well as lower overall conversion rates.
Billings decreased by $67.6 million, or 36.5%, to $117.5 million in second quarter 2022 compared to $185.1 million in second quarter 2021. While second quarter 2022 Billings decreased from prior year, given that second quarter 2021 was our second highest quarter ever, we did not expect to show year-over-year growth. We believe the decrease is due in large part to post-COVID reduced engagement of subscribers and potential subscribers. This began in the second half of 2021 as consumers prioritized travel and leisure in lieu of spending time focusing on their investments. First quarter 2022 brought additional challenges with uncertainty stemming from external factors such as 40-year high inflation, volatility across asset classes, federal reserve tightening, and the war in Ukraine. These same factors have persisted into second quarter 2022, which we believe further contributed to subscribers and potential subscribers delaying their purchases.
Billings decreased by $18.5 million, or 14%, to $117.5 million for second quarter 2022 as compared to $136.0 million for first quarter 2022. While consumer engagement remained consistent in second quarter 2022 compared to first quarter 2022, and our overall conversion rate, high value and ultra-high value conversion rates all remained stable, the average Billings per sale declined in second quarter, which drove the decline in Billings from first quarter 2022.
Net income was $34.0 million in second quarter 2022 compared to a net loss of $8.4 million in second quarter 2021. We recognized stock-based compensation expenses related to the new 2021 Incentive Award Plan and the ESPP of $2.4 million in second quarter 2022, and stock-based compensation expenses related to the Class B Units of $47.4 million in second quarter 2021.
Cash flow from operations decreased by $32.1 million, or 54.5%, from $58.9 million in second quarter 2021 to $26.8 million in second quarter 2022. Cash flow from operations for second quarter 2022 was primarily driven by net income of $34.0 million adjusted for net non-cash factors which reduced cash by $8.2 million, and net changes in our operating assets and liabilities which reduced cash by $1.0 million, largely due to timing differences in the net receipt of cash.
Adjusted CFFO decreased by $32.6 million, or 54.9%, from $59.4 million in second quarter 2021 to $26.8 million in second quarter 2022, primarily driven by a decrease of $67.6 million in Billings. Adjusted CFFO this quarter was impacted by net changes in working capital, excluding changes in deferred revenue and changes in deferred contract acquisition costs, which increased cash by $13.5 million, largely due to a significant decrease in accounts receivable this quarter. The difference between Adjusted CFFO and CFFO in second quarter 2021 is stock-based compensation associated with $0.5 million of profits distributions to the original Class B unitholders.
Total Paid Subscribers decreased by 97 thousand, or 9.7%, to 898 thousand as of June 30, 2022 compared to 1.0 million at June 30, 2021, driven by a combination of decreased overall consumer engagement as the economy reopened in mid-2021, an outsized new subscriber cohort from first quarter 2021 yielding additional churned subscribers in first quarter 2022, combined with an overall challenging economic environment that has persisted through second quarter 2022.
Total Paid Subscribers decreased by 11 thousand, or 1.2%, to 898 thousand as of June 30, 2022 as compared to 909 thousand as of March 31, 2022. We believe the volatile stock market, high-inflation environment, and fears of recession have left subscribers and potential subscribers hesitant to engage or re-engage as they assess the latest economic data and the Federal Reserve’s potential next steps. These trends, which began in first quarter 2022, have continued to slow our new subscriber acquisition through second quarter 2022.
Free Subscribers increased by 3.0 million, or 25.1%, to 15.0 million at June 30, 2022 compared to 12.0 million at June 30, 2021, as our significant lead-generation efforts that began in earnest during late 2018 and intensified during 2019 and 2020 with the expansion across multiple brands, continued during 2021 and through second quarter 2022.
Free Subscribers increased by 0.5 million, or 3.1%, to 15.0 million as of June 30, 2022 as compared to 14.5 million as of March 31, 2022. This growth was driven by our continued lead generation efforts.

Non-GAAP Measures
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted CFFO and Adjusted CFFO Margin for each of the periods presented:

(In thousands)	Three months ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Net cash provided by operating activities	$26,794	$58,914	(54.5)%	$27,862	$151,218	(81.6)%
Plus: Profits distributions to Class B Unitholders included in stock-based compensation expense	—	456	(100.0)%	—	6,107	(100.0)%
Adjusted CFFO	$26,794	$59,370	(54.9)%	$27,862	$157,325	(82.3)%

Net cash provided by operating activities	$26,794	$58,914	(54.5)%	$27,862	$151,218	(81.6)%
Total net revenue	128,014	142,130	(9.9)%	264,812	261,844	1.1%
Net cash provided by operating activities margin	20.9%	41.5%		10.5%	57.8%

Adjusted CFFO	$26,794	$59,370	(54.9)%	$27,862	$157,325	(82.3)%
Billings	$117,507	$185,100	(36.5)%	$253,502	$440,403	(42.4)%
Adjusted CFFO margin	22.8%	32.1%		11.0%	35.7%
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 11 primary customer facing brands, offering more than 180 products, and serving a community of 16 million Free and Paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
MarketWise Inc.’s common stock trades on the NASDAQ Global Market under the symbol "MKTW." Warrants on the Company's common stock also trade on the NASDAQ Global Market under the symbol "MKTWW." As of June 30, 2022, the Company had 22,505,103 Class A common shares and 291,092,303 Class B common shares issued and outstanding. The Company's common stock market capitalization was approximately $940.8 million, based on the closing price of publicly traded Class A common shares of $3.00 on August 5, 2022.
Conference Call Details
As previously announced, the Company will hold a conference call to discuss its Second Quarter 2022 results on Monday, August 8, at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and asking for the MarketWise Second Quarter 2022 Earnings Conference Call. A telephonic replay will be available starting at 2:00 p.m. Eastern Time on the same day and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the passcode 13730109. The telephonic replay will be available until 11:59 p.m. Eastern Time on August 22, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investors.marketwise.com. The online replay will remain available for a limited time beginning immediately following the call.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Free Subscribers are defined as unique subscribers who have subscribed to one of our many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
We also discuss certain measures that are not determined in accordance with GAAP, namely Adjusted CFFO, and Adjusted CFFO Margin. We use Adjusted CFFO and Adjusted CFFO Margin to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided above for Adjusted CFFO and Adjusted CFFO Margin to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
Adjusted CFFO is defined as net cash provided by operating activities plus profits distributions to Class B unitholders included in stock-based compensation expense, plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about ongoing operating performance, to facilitate comparison of our results to those of peer companies over multiple periods, and for internal planning and forecasting purposes. We have presented Adjusted CFFO and Adjusted CFFO Margin because we believe they provide investors with greater comparability of our operating performance without the effects of stock-based compensation expense related to holders of Class B units that will not continue following the consummation of the Transactions, because all Class B units were converted into common units of MarketWise, LLC. Going forward, we will make certain tax distributions to our members in amounts sufficient to pay individual income taxes on their respective allocation of the profits of MarketWise, LLC at then-prevailing individual income tax rates. These distributions will not be recorded on our income statement and will be reflected on our cash flow statement as cash used in financing activities. The cash used to make these distributions will not be available to us for use in the business.
Adjusted CFFO and Adjusted CFFO Margin have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash flow from operations. Some of the limitations of using Adjusted CFFO and Adjusted CFFO Margin are that these metrics may be calculated differently by other companies in our industry.

We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; the impact of the COVID-19 pandemic; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; our ability to maintain and protect our intellectual property; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2021. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$127,466	$141,884	$264,086	$261,225
Related party revenue	548	246	726	619
Total net revenue	128,014	142,130	264,812	261,844

Operating expenses:
Cost of revenue(1)(2)	16,229	26,826	33,846	159,638
Sales and marketing(1)(2)	65,050	56,926	133,287	148,711
General and administrative(1)(2)	20,364	64,661	50,909	572,090
Research and development(1)(2)	2,289	1,927	4,567	3,705
Depreciation and amortization	613	696	1,217	1,447
Related party expense	97	27	194	47
Total operating expenses	104,642	151,063	224,020	885,638
Income (loss) from operations	23,372	(8,933)	40,792	(623,794)
Other income, net	11,923	530	19,219	303
Interest (expense) income, net	(218)	7	(389)	12
Income (loss) before income taxes	35,077	(8,396)	59,622	(623,479)
Income tax expense	1,040	—	2,562	—
Net income (loss)	34,037	(8,396)	57,060	(623,479)
Net income (loss) attributable to noncontrolling interests	22,156	(501)	39,354	(1,131)
Net income (loss) attributable to MarketWise, Inc.	$11,881	$(7,895)	$17,706	$(622,348)

(1)    Stock-based compensation expenses by line item:

(Unaudited, in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cost of revenue	$525	$10,568	$1,059	$124,916
Sales and marketing	577	840	1,142	14,910
General and administrative	1,347	36,037	2,836	508,694
Total stock-based compensation expense	$2,449	$47,445	$5,037	$648,520
(2)    Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

(Unaudited, in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
2021 Incentive Award Plan	$2,312	$—	$4,742	$—
Employee Stock Purchase Plan	137	—	295	—
Vested Class B units and change in fair value of Class B liability awards	—	46,989	—	642,413
Profits distributions to Class B unitholders	—	456	—	6,107
Total stock-based compensation expense	$2,449	$47,445	$5,037	$648,520

Note: During 2021 our stock-based compensation expense primarily stemmed from certain provisions of MarketWise, LLC’s prior operating agreement and related to the value of newly vested Class B units under that agreement, profits distributions to Class B unitholders, and the change in value of previously vested Class B units. Our Class B units were classified as derivative liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in fair value included in overall stock-based compensation expense. However, following the consummation of the Transaction, MarketWise, LLC adopted a new operating agreement and all Class B units were converted into common units of MarketWise, LLC, so all the stock-based compensation associated with those Class B units being categorized as derivative liabilities ceased. During 2022, stock-based compensation is based upon any stock-based compensation associated with our 2021 Incentive Award Plan and our Employee Stock Purchase Plan and is in line with stock-based compensation that may be seen at companies similar to MarketWise.

Table 2. Balance Sheet

(Unaudited, in thousands, except share and per share data)	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$151,185	$139,078
Accounts receivable	3,310	7,805
Prepaid expenses	9,241	13,043
Related party receivables	345	496
Related party notes receivable, current	291	298
Restricted cash	—	500
Deferred contract acquisition costs	94,092	82,685
Other current assets	3,261	2,484
Total current assets	261,725	246,389
Property and equipment, net	1,030	1,188
Operating lease right-of-use assets	10,436	10,901
Intangible assets, net	7,660	8,612
Goodwill	23,288	23,288
Deferred contract acquisition costs, noncurrent	114,596	120,386
Related party notes receivable, noncurrent	574	861
Deferred tax assets	6,510	8,964
Other assets	803	965
Total assets	$426,622	$421,554
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$1,822	$4,758
Related party payables, net	340	970
Accrued expenses	43,867	46,453
Deferred revenue and other contract liabilities	318,911	317,133
Operating lease liabilities	1,398	1,274
Other current liabilities	19,497	24,905
Total current liabilities	385,835	395,493
Deferred revenue and other contract liabilities, noncurrent	382,145	393,043
Derivative liabilities, noncurrent	1,160	2,015
Warrant liabilities	10,533	29,332
Operating lease liabilities, noncurrent	6,556	6,933
Total liabilities	786,229	826,816
Commitments and Contingencies	—	—
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 950,000,000 shares authorized; 22,505,103 and 24,718,402 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	2	2
Common stock - Class B, par value of $0.0001 per share, 300,000,000 shares authorized; 291,092,303 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	29	29
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	90,048	97,548
Accumulated other comprehensive loss	(115)	(9)
Accumulated deficit	(128,409)	(146,115)
Total stockholders’ deficit attributable to MarketWise, Inc.	(38,445)	(48,545)
Noncontrolling interest	(321,162)	(356,717)
Total stockholders’ deficit	(359,607)	(405,262)
Total liabilities, noncontrolling interest, and stockholders’ deficit	$426,622	$421,554

Table 3. Cash Flows

(Unaudited, in thousands)	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$57,060	$(623,479)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,217	1,447
Impairment of right-of-use assets	287	—
Stock-based compensation	5,037	43,880
Change in fair value of derivative liabilities – Class B Units	—	598,533
Change in fair value of derivative liabilities – other	(19,654)	(1,726)
Deferred taxes	2,454	—
Unrealized gains on foreign currency	(132)	(79)
Noncash lease expense	906	908
Gain on sale of cryptocurrencies	—	(105)
Changes in operating assets and liabilities:
Accounts receivable	4,495	3,433
Related party receivables and payables, net	(479)	(1,185)
Prepaid expenses	3,802	619
Other current assets and other assets	(615)	(83)
Cryptocurrency intangible assets	—	109
Deferred contract acquisition costs	(5,617)	(74,341)
Trade and other payables	(2,804)	(7,172)
Accrued expenses	(2,586)	32,946
Deferred revenue	(9,120)	172,849
Operating lease liabilities	(981)	(565)
Other current and long-term liabilities	(5,408)	5,229
Net cash provided by operating activities	27,862	151,218
Cash flows from investing activities:
Cash paid for Chaikin acquisition, net of cash acquired	—	(7,139)
Purchases of property and equipment	(26)	(62)
Purchases of intangible assets	—	(857)
Capitalized software development costs	(81)	(20)
Net cash used in investing activities	(107)	(8,078)
Cash flows from financing activities:
Issuance of related party notes receivable	—	(292)
Proceeds from related party notes receivable, net	294	287
Proceeds from issuance of common stock	517	—
Repurchases of stock	(13,054)	—
Distributions to members	—	(15,098)
Distributions to noncontrolling interests	(3,799)	(831)
Net cash used in financing activities	(16,042)	(15,934)
Effect of exchange rate changes on cash	(106)	(101)
Net increase in cash, cash equivalents and restricted cash	11,607	127,105
Cash, cash equivalents and restricted cash — beginning of period	139,578	114,927
Cash, cash equivalents and restricted cash — end of period	$151,185	$242,032

MarketWise Investor Relations Contact
Jonathan Shanfield - MarketWise Investor Relations
Jamie Lillis - Solebury Trout
(800) 290-4113
ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com